EXHIBIT 99.2

Contacts:
Tripos	Pharsight
Diana O’Rourke	EVC Group
(314) 951-3310	Dahlia Bailey (415) 896-5862
orourke@tripos.com	Doug Sherk, (415) 896-6820

Tripos to Acquire Pharsight Corporation

ST. LOUIS, MO. and MOUNTAIN VIEW, CA., September 9, 2008 – Tripos, a leading provider of drug discovery informatics products and services, and Pharsight Corporation (NASDAQ: PHST), a leading provider of software, strategic, and regulatory services designed to optimize clinical drug development, today announced they have entered into a definitive agreement for Pharsight to be acquired by Tripos for approximately $57 million in cash. Tripos is wholly owned by Vector Capital, a San Francisco-based private equity firm specializing in buyouts, spinouts and recapitalizations of established technology businesses. Under the terms of the agreement, Pharsight stockholders will receive $5.50 in cash for each outstanding share of common stock. This price represents a premium of 29% over the average closing price of Pharsight’s common stock over the thirty trading day period ending on September 8, 2008, the last trading day before the date of this announcement.

“Our Board of Directors has evaluated strategic alternatives for Pharsight and has determined that this outcome is in the best interests of our stockholders, customers and employees,” said Shawn O’Connor, Chairman and Chief Executive Officer of Pharsight Corporation. “We believe this merger provides an exciting opportunity to expand our existing offerings and market reach. The combined companies will provide software products and scientific services over an expanded market, from discovery to phase III, approval, and post marketing.”

“We are excited to combine forces with the people and products of Pharsight,” stated Jim Hopkins, Chief Executive Officer of Tripos. “The fusion of the design and analysis tools from Tripos and Pharsight will allow us to bring greater value to our customers engaged in the pharmaceutical research and development process. By acquiring Pharsight, we will be able to provide our customers with important new products, key enabling technologies and scientific expertise.”

The Board of Directors of Pharsight has unanimously approved the agreement. The acquisition is subject to the approval of Pharsight’s stockholders and other customary closing conditions. Certain directors, officers and stockholders of Pharsight, representing approximately 33% of

Pharsight’s outstanding common stock, have entered into voting agreements in support of the acquisition. The acquisition is expected to close in the fourth quarter of 2008.

Covington Associates acted as exclusive financial advisor to Pharsight.

About the New Tripos International

Tripos International is a global leader in innovative scientific solutions that enable life science researchers to improve the efficiency of their molecular discovery efforts. Established in 1979, Tripos was the first company to bring scientific computational drug discovery capabilities to the pharmaceutical, chemical and food design industries, and today helps a broad range of companies and research facilities accelerate the identification and optimization of new compounds that have the potential to become new products in the drug, food, flavoring and fragrance markets. Headquartered in St. Louis, Missouri, Tripos International serves more than 1,000 customers spanning over 46 countries. Tripos is wholly owned by Vector Capital, a San Francisco-based private equity boutique specializing in buyouts, spinouts and recapitalizations of established technology businesses.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. Pharsight’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available at www.pharsight.com.

Trademarks

Pharsight is a registered trademark of Pharsight Corporation. All other brand or product names mentioned in this documentation are trademarks or registered trademarks of their respective companies or organizations.

Additional Information and Where to Find It

In connection with the proposed transaction, Pharsight Corporation will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the expected benefits of the acquisition; the potential product, market, customer and other synergies from the acquisition; the expected timing of the completion of the acquisition; and the ability to complete the acquisition. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: the possibility that expected benefits may not materialize as expected; risks related to the timing or ultimate completion of the transaction; the possibility that the parties are unable to successfully implement integration strategies; adverse reactions to the acquisition from customers, suppliers, partners or employees; competitive responses to the acquisition; shifts in the relevant markets and segments; and risks related industry-specific and general economic conditions. Further information on potential factors that could affect actual results is included in Pharsight’s Annual Report on Form 10-K, filed with the SEC on June 30, 2008, and Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2008. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.